EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2017 RESULTS

NASHVILLE, Tenn. (October 23, 2017)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2017.

Revenues of $63.6 million in the third quarter of 2017, up 9% from $58.4 million in the third quarter of 2016
Operating income of $4.0 million in the third quarter of 2017, up 210% from $1.3 million in the third quarter of 2016
Net income of $2.5 million in the third quarter of 2017, up 116% from $1.2 million in the third quarter of 2016, and earnings per share (EPS) of $0.08 per share (diluted) in the third quarter of 2017, compared to $0.04 per share (diluted) in the third quarter of 2016
Adjusted EBITDA1 of $11.0 million in the third quarter of 2017, up 41% from adjusted EBITDA of $7.8 million in the third quarter of 2016

Financial Results:
Third Quarter 2017 Compared to Third Quarter 2016
Revenues for the third quarter of 2017 increased by $5.2 million, or 9 percent, to $63.6 million, compared to $58.4 million for the third quarter of 2016.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, were approximately $44.6 million for the third quarter of 2017, compared to $43.0 million for the third quarter of 2016. Revenue growth of $1.6 million from our workforce solutions products was partially offset by a decline in ICD-10 readiness revenue. Revenues from ICD-10-readiness training products declined by $1.2 million to $121,000 in the third quarter of 2017, compared to $1.3 million in the third quarter of 2016.
1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Patient Experience Solutions segment were approximately $8.8 million for the third quarter of 2017, compared to $8.9 million for the third quarter of 2016. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $105,000, or 2 percent, compared to the third quarter of 2016. Revenues from other patient experience solutions products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $226,000, or 9 percent, when compared to the third quarter of 2016.

Revenues from our HealthStream Provider Solutions segment were approximately $10.1 million for the third quarter of 2017, compared to $6.4 million for the third quarter of 2016, an increase of 58 percent. Revenues from the Morrisey Associates, Inc. (MAI) acquisition, which was consummated in August 2016, accounted for $2.0 million of the increase in revenues during the third quarter of 2017. MAI revenues in the third quarter of 2017 were approximately $2.9 million, net of deferred revenue write-downs, compared to $841,000, net of deferred revenue write-downs, during the portion of the third quarter of 2016 which occurred following the completion of the MAI acquisition. Revenues from other provider solutions products increased $1.7 million, or 30 percent, when compared to the third quarter of 2016.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the third quarter of 2017, HealthStream reported a $146,000 reduction to operating income and an $88,000 reduction to net income as a result of deferred revenue write-downs from prior acquisitions, primarily from the MAI acquisition. During the third quarter of 2016, HealthStream reported a reduction of $1.2 million to operating income and $847,000 to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $4.0 million for the third quarter of 2017, compared to $1.3 million for the third quarter of 2016. This increase in operating income period over period reflects the increase in revenue noted above. The positive impact of this revenue increase on operating income in the quarter was partially offset by increased operating expenses associated with higher royalties, amortization, and personnel additions.

Net income was $2.5 million in the third quarter of 2017, compared to $1.2 million in the third quarter of 2016. Earnings per share (diluted) were $0.08 per share for the third quarter of 2017, compared to $0.04 per share for the third quarter of 2016.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 41 percent to $11.0 million for the third quarter of 2017, compared to $7.8 million for the third quarter of 2016.

At September 30, 2017, the Company had cash and marketable securities of $123.4 million. Capital expenditures incurred during the third quarter of 2017 were approximately $4.3 million.

Year-to-Date 2017 Compared to Year-to-Date 2016
For the first nine months of 2017, revenues were $184.9 million, an increase of 11 percent over revenues of $167.2 million for the first nine months of 2016. Revenue growth of $17.7 million was adversely impacted by the decline in ICD-10 readiness revenue. Revenues from ICD-10 readiness training products declined by $6.5 million to $905,000 for the nine months ended September 30, 2017, compared to $7.4 million for the nine months ended September 30, 2016. Operating income for the first nine months of 2017 increased by 42 percent to $8.7 million, compared to $6.1 million for the first nine months of 2016. Net income for the first nine months of 2017 increased by 49 percent to $6.1 million, compared to $4.1 million for the first nine months of 2016. Earnings per share were $0.19 per share (diluted) for the first nine months of 2017 compared to $0.13 per share (diluted) for the first nine months of 2016. Adjusted EBITDA increased by 24 percent to $29.5 million for the first nine months of 2017 compared to $23.7 million for the first nine months of 2016.

Other Business Updates
At September 30, 2017, we had approximately 4,495,000 total subscribers implemented to use and 4,649,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for Workforce Solutions” (“Workforce ARIS”), as one of several measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications plus courseware/content subscriptions. For the third quarter of 2017, HealthStream’s Workforce ARIS was $38.37, compared to last year’s third quarter of $37.80.

Financial Outlook for 2017
For 2017, we continue to anticipate that consolidated revenues will grow eight to 10 percent as compared to 2016. We anticipate that revenue growth in our Workforce Solutions segment will be in the four to six percent range and our Patient Experience Solutions segment to decline one to three percent when compared to 2016. We anticipate that our Provider Solutions segment’s revenue will grow 50 to 54 percent as compared to 2016.

We anticipate operating income for 2017 to increase between 65 and 80 percent as compared to 2016.

We anticipate that capital expenditures will be between $18 million and $20 million during 2017. We expect the annual effective income tax rate to range between 32 percent and 36 percent for 2017.

This guidance does not include the impact of any acquisitions that we may complete during 2017.

Commenting on results, Robert A. Frist, Jr., Chief Executive Officer, HealthStream, said “Third quarter 2017 financial results were solid, which included both quarterly revenues and adjusted EBITDA at record levels. Concurrently, quarterly operating income grew to $4.0 million, which gives us confidence in our expectation of leveraged operating income growth for full-year 2017.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, October 24, 2017, at 9:00 a.m. (ET). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #2600147) for U.S. and Canadian callers and 404-537-3406 (conference ID #2600147) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also useful to many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined by GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods, excluding the impact of this deferred revenue write-down, and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for any acquired business is deferred and typically recognized over a one-to-two year period following the completion of an acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue had not been written down to fair value.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.65 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; Chicago, Illinois; and Columbia, Maryland. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$63,553	$58,367	$184,904	$167,237
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	26,731	24,889	79,382	70,410
Product development	6,990	7,261	20,630	21,524
Sales and marketing	10,117	10,285	31,111	27,843
Other general and administrative	9,163	8,891	25,622	25,396
Depreciation and amortization	6,570	5,755	19,488	15,976

Total operating expenses	59,571	57,081	176,233	161,149
Operating income	3,982	1,286	8,671	6,088
Other income (expense), net	173	337	468	465

Income before income taxes	4,155	1,623	9,139	6,553
Income tax provision	1,651	461	3,083	2,487

Net income	$2,504	$1,162	$6,056	$4,066

Net income per share:
Net income per share, basic	$0.08	$0.04	$0.19	$0.13

Net income per share, diluted	$0.08	$0.04	$0.19	$0.13

Weighted average shares outstanding:
Basic	31,893	31,739	31,848	31,714

Diluted	32,217	32,107	32,183	32,050

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	September 30,	December 31,
	2017	2016(1)
ASSETS
Current assets:
Cash and cash equivalents	$60,460	$49,634
Marketable securities	62,943	53,540
Accounts and unbilled receivables, net	40,125	47,386
Prepaid and other current assets	25,747	26,877

Total current assets	189,275	177,437
Capitalized software development, net	18,685	16,310
Property and equipment, net	9,923	10,245
Goodwill and intangible assets, net	181,487	188,129
Other assets	4,470	3,879

Total assets	$403,840	$396,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$28,231	$26,428
Deferred revenue	66,510	68,542

Total current liabilities	94,741	94,970
Deferred tax liabilities	4,871	5,968
Deferred revenue, non-current	7,074	7,859
Other long-term liabilities	1,497	1,095

Total liabilities	108,183	109,892
Shareholders’ equity:
Common stock	282,083	280,813
Comprehensive loss	(20)	(51)
Retained earnings	13,594	5,346

Total shareholders’ equity	295,657	286,108

Total liabilities and shareholders’ equity	$403,840	$396,000

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2016.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Nine Months Ended
	September 30,	September 30,
	2017	2016
Operating activities:
Net income	$6,056	$4,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,488	15,976
Share-based compensation	1,358	1,516
Deferred income taxes	710	791
Provision for doubtful accounts	963	340
(Gain) loss on equity method investments	5	(134)
Other	365	185
Changes in assets and liabilities:
Accounts and unbilled receivables	5,301	(6,855)
Prepaid and other assets	1,035	(2,653)
Accounts payable, accrued and other liabilities	2,861	3,517
Deferred revenue	(2,479)	(1,766)

Net cash provided by operating activities	35,663	14,983

Investing activities:
Business combinations, net of cash acquired	—	(53,078)
Proceeds from sale of long-lived assets	—	975
Changes in marketable securities	(9,724)	5,426
Payments to acquire cost method investments	(500)	—
Purchases of property and equipment	(5,312)	(3,870)
Payments associated with capitalized software development	(9,213)	(7,070)

Net cash used in investing activities	(24,749)	(57,617)

Financing activities:
Proceeds from exercise of stock options	322	94
Excess tax benefits from equity awards	—	661
Taxes paid related to net settlement of equity awards	(410)	(311)

Net cash (used in) provided by financing activities	(88)	444

Net increase (decrease) in cash and cash equivalents	10,826	(42,190)
Cash and cash equivalents at beginning of period	49,634	82,010

Cash and cash equivalents at end of period	$60,460	$39,820

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net income	$2,504	$1,162	$6,056	$4,066
Interest income	(221)	(153)	(583)	(418)
Interest expense	35	26	98	76
Income tax provision	1,651	461	3,083	2,487
Share-based compensation expense	440	512	1,358	1,516
Depreciation and amortization	6,570	5,755	19,488	15,976

Adjusted EBITDA	$10,979	$7,763	$29,500	$23,703

GAAP operating income	$3,982	$1,286	$8,671	$6,088
Add: deferred revenue write-down	146	1,183	1,539	2,577

Non-GAAP operating income	$4,128	$2,469	$10,210	$8,665

GAAP net income	$2,504	$1,162	$6,056	$4,066
Add: deferred revenue write-down, net of tax	88	847	1,020	1,598

Non-GAAP net income	$2,592	$2,009	$7,076	$5,664

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2017, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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